Exhibit 99.1

Portland, Oregon

September 6, 2007

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2007

Cascade Corporation (NYSE: CAE) today reported its financial results for the second quarter ended July 31, 2007.

Overview

•                  Net sales of $143.2 million for the second quarter of fiscal 2008 were 20% higher than net sales of $119.4 million for the prior year quarter.

•                  Net income of $15.1 million ($1.21 per diluted share) for the second quarter of fiscal 2008 was 27% higher than net income of $11.9 million ($0.91 per diluted share) for the second quarter of fiscal 2007.  Excluding the effect of the gain on land sale, net income was $1.16 per diluted share (see separate reconciliation calculation).

•                  The increase in net income reflects the overall strength of lift truck markets globally, where shipments were up 10%.

Second Quarter Fiscal 2008 Summary

•                   Summary financial results are outlined below (in thousands, except earnings per share):

Quarter ended July 31,	2007	2006	% Change
Net sales	$143,183	$119,376	20%
Gross profit	45,286	38,353	18%
Gross profit %	32%	32%
SG&A	22,054	19,897	11%
Loss (gain) on disposition of assets, net	(1,137)	45
Operating income	23,525	18,106	30%
Interest expense (income), net	697	(34)
Other expense (income), net	224	(287)
Income before taxes	22,604	18,427	23%
Provision for income taxes	7,460	6,504	15%
Effective tax rate	33%	35%
Net income	$15,144	$11,923	27%
Diluted earnings per share	$1.21	$0.91	33%
Diluted earnings per share - net of land sale gain	$1.16	$0.91	27%

•                  Excluding our acquisitions and the impact of foreign currency changes, consolidated net sales increased 11% during the second quarter of fiscal 2008.  This increase was primarily the result of higher levels of business activity in Europe, Asia Pacific and China.  Details of the net sales increase over the prior year second quarter follow (in millions):

Revenue growth (including acquisitons)	$20.8	17%
Foreign currency changes	3.0	3%
Total	$23.8	20%

•                   The majority of the increase in SG&A was attributable to changes in foreign currencies, higher selling and marketing costs in Europe and additional costs because of the acquisition of Pacific Services and Manufacturing, Inc. in the fourth quarter of fiscal 2007 and the acquisition of American Compaction Equipment, Inc. in the second quarter of fiscal 2008.

•                   During the second quarter of fiscal 2008 we realized a gain of $1.1 million on the sale of land in Fairview, Oregon.

•                   The fiscal 2008 effective tax rate of 33% is lower than the 35% for the second quarter of the prior year.  The change was primarily related to proportionally higher income levels in fiscal 2008 in China, which has a lower tax rate compared to other Cascade locations.

Market Conditions

•                  Percentage changes in lift truck industry shipments, by region, as compared to the prior year are outlined below.  Although lift truck unit shipments are an indicator of the general health of the industry, they do not necessarily correlate directly with the demand for our products.

Second Quarter*
North America	(4%)
Europe	20%
Asia Pacific	6%
China	17%

*Represents calendar year data

•                   The lift truck market outlook is for shipments to follow current trends through the remainder of the year.

North America Summary

•                   Summary financial results are outlined below (in thousands):

Quarter ended July 31,	2007	2006	% Change
Net sales	$74,569	$65,847	13%
Transfers between areas	8,594	6,510	32%
Net sales and transfers	83,163	72,357	15%
Gross profit	29,041	26,081	11%
Gross profit %	35%	36%
SG&A	12,402	11,503	8%
Loss (gain) on disposition of assets, net	(1,120)	5
Amortization	639	89
Operating income	17,120	14,484	18%

•                   Excluding sales related to our acquisitions, North America’s net sales increased 2%.  Details of the increase over the prior year quarter follows (in millions):

Revenue growth (including acquisitions)	$8.5	13%
Foreign currency changes	0.2	0%
Total	$8.7	13%

•                   The gross profit percentage of 35% was 1% lower then the prior year second quarter due to lower margins from acquired companies.

•                   Selling and administrative and amortization costs increased due to our recent acquisitions.

•                   During the second quarter of fiscal 2008 we realized a gain of $1.1 million on the sale of land in Fairview, Oregon.

•                   Operating income during fiscal 2008, excluding the gain on land sale, increased 10%.

Europe Summary

•                   Summary of financial results are outlined below (in thousands):

Quarter ended July 31,	2007	2006	% Change
Net sales	$43,418	$33,827	28%
Transfers between areas	373	432	(14%)
Net sales and transfers	43,791	34,259	28%
Gross profit	7,924	6,273	26%
Gross profit %	18%	18%
SG&A	6,523	5,548	18%
Loss on disposition of assets, net	—	45
Amortization	209	208
Operating income	1,192	472	153%

•                   Details of the net sales increase over the prior year quarter follow (in millions):

Revenue growth	$7.3	21%
Foreign currency changes	2.3	7%
Total	$9.6	28%

•                   The increase in sales in Europe can be primarily attributed to a strong European lift truck market.

•                   The gross profit percentage in Europe was consistent compared to the prior year.  We were able to offset material cost increases with better fixed cost absorption due to higher sales and production levels.

•                   Excluding the impact of currency changes, selling and administrative expenses increased 11% in Europe due to higher selling costs associated with increased sales volumes and expanded marketing activities.

Asia Pacific Summary

•                   Summary financial results are outlined below (in thousands):

Quarter ended July 31,	2007	2006	% Change
Net sales	$15,091	$12,319	23%
Transfers between areas	28	76	(63%)
Net sales and transfers	15,119	12,395	22%
Gross profit	3,582	2,979	20%
Gross profit %	24%	24%
SG&A	2,144	2,130	1%
Gain on disposition of assets, net	(17)	(6)
Operating income	1,455	855	70%

•                   The sales increase in the Asia Pacific region occurred in all locations throughout the region.  Details of the net sales increase over the prior year quarter follows (in millions):

Revenue growth	$2.7	22%
Foreign currency changes	0.1	1%
Total	$2.8	23%

•                   Selling and administrative costs decreased 1% in the current year, excluding the impact of currency changes, due to general cost decreases in the current year.

China Summary

•                   Summary financial results are outlined below (in thousands):

Quarter ended July 31,	2007	2006	% Change
Net sales	$10,105	$7,383	37%
Transfers between areas	3,890	1,704	128%
Net sales and transfers	13,995	9,087	54%
Gross profit	4,739	3,020	57%
Gross profit %	34%	33%
SG&A	981	716	37%
Loss on disposition of assets	—	1
Amortization	—	8
Operating income	3,758	2,295	64%

•                   The net sales increase in China is due to a very strong Chinese lift truck market and our recent expansion plan in China which increased our capabilities to produce a larger volume of products.  Details of the increase over the prior year quarter follows (in millions):

Revenue growth	$2.3	32%
Foreign currency changes	0.4	5%
Total	$2.7	37%

•                  Gross margin percentages in China increased to 34% from 33% in the prior year.  This increase reflects the benefit of sourcing certain raw materials and components from within China, which is offset by lower margins due to product and customer mix.

•                   Selling and administrative costs increased 33% excluding currency changes.  This increase is due to additional costs to support our expanding Chinese operations.

Other Matters:

•                   On September 5, 2007, our Board of Directors declared a quarterly dividend of $0.18 per share, payable on October 19, 2007 to shareholders of record as of October 4, 2007.

•                   The calculation of diluted earnings per share excluding the land sale gain is as follows (in thousands, except per share amount):

Three months ended July 31, 2007
Net income as reported	$15,144
Less: land sale gain, net of income taxes of $424	(714)
Adjusted net income, excluding land sale gain	$14,430

Diluted weighted average shares outstanding	12,479

Diluted earnings per share, excluding land sale gain	$1.16

•                   During the first quarter of fiscal 2008, we settled an insurance litigation matter for $16 million.  This recovery, net of tax, increased the six month diluted earnings per share by $0.80.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, September 6, 2007 at 2:00 pm PDT.  Robert C. Warren, Jr., President and Chief Executive Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 218-0204, International callers can access the call by dialing (303) 262-2125.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering passcode 11095872#, or internationally, by dialing (303) 590-3000 and entering passcode 11095872#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited – in thousands, except per share amounts)

	Three Months Ended July 31		Six Months Ended July 31
	2007	2006	2007	2006
Net sales	$143,183	$119,376	$278,683	$237,150
Cost of goods sold	97,897	81,023	190,168	162,108
Gross profit	45,286	38,353	88,515	75,042

Selling and administrative expenses	22,054	19,897	43,186	39,749
Loss (gain) on disposition of assets, net	(1,137)	45	(1,172)	(617)
Amortization	844	305	1,642	607
Insurance litigation recovery, net	—	—	(15,977)	—

Operating income	23,525	18,106	60,836	35,303
Interest expense	922	493	1,917	1,025
Interest income	(225)	(527)	(382)	(882)
Other expense (income), net	224	(287)	302	(321)

Income before provision for income taxes	22,604	18,427	58,999	35,481
Provision for income taxes	7,460	6,504	20,059	12,524

Net income	$15,144	$11,923	$38,940	$22,957

Basic earnings per share	$1.27	$0.95	$3.26	$1.83
Diluted earnings per share	$1.21	$0.91	$3.11	$1.75

Basic weighted average shares outstanding	11,930	12,569	11,948	12,555
Diluted weighted average shares outstanding	12,479	13,074	12,513	13,133

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	July 31 2007	January 31 2007
ASSETS
Current assets:
Cash and cash equivalents	$22,501	$36,593
Accounts receivable, less allowance for doubtful accounts of $1,465 and $1,515	92,065	74,992
Inventories	71,437	58,280
Deferred income taxes	3,771	4,481
Prepaid expenses and other	8,741	8,609
Total current assets	198,515	182,955
Property, plant and equipment, net	87,970	84,151
Goodwill	114,090	99,498
Deferred income taxes	8,016	11,817
Intangible assets, net	21,982	17,026
Other assets	1,920	1,985
Total assets	$432,493	$397,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$2,125	$4,546
Current portion of long-term debt	12,500	12,573
Accounts payable	31,880	26,008
Accrued payroll and payroll taxes	10,157	9,391
Other accrued expenses	13,189	17,307
Total current liabilities	69,851	69,825
Long-term debt, net of current portion	36,500	34,000
Accrued environmental expenses	5,215	5,838
Deferred income taxes	3,736	2,798
Employee benefit obligations	9,717	9,719
Other liabilities	2,718	3,616
Total liabilities	127,737	125,796

Commitments and contingencies

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,105 and 12,070 shares issued and outstanding	6,053	6,035
Retained earnings	274,230	253,307
Accumulated other comprehensive income	24,473	12,294
Total shareholders’ equity	304,756	271,636
Total liabilities and shareholders’ equity	$432,493	$397,432

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Six Months Ended July 31
	2007	2006
Cash flows from operating activities:
Net income	$38,940	$22,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,531	7,494
Share-based compensation	1,928	1,882
Deferred income taxes	1,543	(1,363)
Gain on disposition of assets	(1,172)	(617)
Changes in operating assets and liabilities:
Accounts receivable	(13,035)	(9,586)
Inventories	(9,850)	3,557
Prepaid expenses and other	637	(802)
Accounts payable and accrued expenses	2,724	(4,544)
Income taxes payable and receivable	(751)	(2,092)
Other assets and liabilities	(1,349)	(491)
Net cash provided by operating activities	28,146	16,395

Cash flows from investing activities:
Capital expenditures	(9,106)	(6,248)
Proceeds from disposition of assets	2,497	1,607
Sales of marketable securities	—	7,100
Purchases of marketable securities	—	(6,100)
Business acquisitions	(11,529)	—
Net cash used in investing activities	(18,138)	(3,641)

Cash flows from financing activities:
Cash dividends paid	(4,062)	(3,769)
Payments on long-term debt	(57,442)	(88)
Proceeds from long-term debt	59,500	—
Notes payable to banks, net	(3,400)	(530)
Common stock issued under share-based compensation plans	3,844	724
Common stock repurchased	(24,496)	—
Excess tax benefit from exercise of share-based compensation awards	2,509	118
Net cash used in financing activities	(23,547)	(3,545)

Effect of exchange rate changes	(553)	(853)

Change in cash and cash equivalents	(14,092)	8,356
Cash and cash equivalents at beginning of period	36,593	35,493
Cash and cash equivalents at end of period	$22,501	$43,849